Exhibit 5.1

May 26, 2026

New Horizon Aircraft Ltd.

3187 Highway 35

Lindsay, Ontario K9V 4R1

Dear Sirs:

Re:	Public Offering Pursuant to Registration Statement on Form S-3

We have acted as counsel in the Province of British Columbia to New Horizon Aircraft Ltd. (the “Company”), a company continued pursuant to the laws of the Province of British Columbia, Canada, in connection with the proposed offer and sale by the Company (the “Offering”) of 5,385,646 Class A ordinary shares with no par value of the Company (the “Shares”, and each Class A ordinary share with no par value in the authorized share structure of the Company, a “Common Share”) and 4,574,514 pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 4,574,514 Common Shares (“Pre-funded Warrant Shares”) at an exercise price of US$0.001 per share (the “Pre-funded Warrant Exercise Price”), pursuant to the terms and conditions set forth in securities purchase agreements dated May 26, 2026 (the “Securities Purchase Agreements”) between the Company and the purchasers listed on Schedule A thereto and a placement agency agreement dated May 26, 2026 (the “Placement Agency Agreement”) between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”).

Pursuant to the Placement Agency Agreement, the Company has agreed to issue to the Placement Agent, upon closing of the Offering, an aggregate of 298,805 share purchase warrants (the “Placement Agent Warrants”). Each Placement Agent Warrant entitles the holder thereof to purchase one Common Share (a “Placement Agent Warrant Share”) at a price of US$2.8865, exercisable at any time on or after May 27, 2026 and on or prior to 5:00 p.m. (New York City time) on May 26, 2031.

The Shares, the Pre-funded Warrants, the Pre-funded Warrant Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares are being offered pursuant to a prospectus supplement, dated May 26, 2026 (the “Prospectus Supplement”), to the prospectus dated March 25, 2025 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), filed pursuant to a registration statement on Form S-3 (Registration No. 333-285000) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), originally prepared and filed on February 14, 2025 with the United States Securities and Exchange Commission (the “Commission”), as amended and filed on March 17, 2025 and declared effective on March 25, 2025 (the “Registration Statement”).

We are rendering this opinion at the request of the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein.

Gowling WLG (Canada) LLP Suite 2300, 550 Burrard Street, Bentall 5 Vancouver, British Columbia V6C 2B5 Canada	T +1 (604) 683-6498 F +1 (604) 683-3558 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

For the purpose of giving this opinion we have:

(a)	examined, among other things:

(i)	a certificate of an officer of the Company dated the date hereof with respect to the factual matters referred to herein; and

(ii)	originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

(b)	considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

We have not reviewed the minute books or, except as described above, any other corporate records of the Company.

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this letter.

For the purposes of the opinion expressed below:

(a)	we have assumed, without independent investigation or inquiry that with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents; and

(b)	in paragraph 4, we have assumed that the sum of the subscription price of the Pre-funded Warrants and the Pre-funded Warrant Exercise Price constitutes the consideration paid for the Pre-funded Warrant Shares.

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable there in force on the date hereof.

Based and relying on the foregoing and subject to the exceptions and qualifications hereinbefore set out, we are of the opinion that:

1.	5,385,646 Shares have been duly authorized for issuance, and upon the Company’s receipt in full of the subscription price for the 5,385,646 Shares, such Shares will be validly issued as fully paid and non-assessable Common Shares;

2.	298,805 Placement Agent Warrants have been duly created and authorized for issuance;

3.	298,805 Placement Agent Warrant Shares have been conditionally allotted and reserved for issue upon the exercise of Placement Agent Warrants, and such Placement Agent Warrant Shares will, when issued upon the due exercise of the Placement Agent Warrants in accordance with the terms set out in the definitive warrant certificate representing the Placement Agent Warrants, including receipt by the Company of the exercise price for each Placement Agent Warrant Share, be validly issued as fully paid and non-assessable Common Shares;

4.	4,574,514 Pre-funded Warrants have been duly created and authorized for issuance;

5.	4,574,514 Pre-funded Warrant Shares have been conditionally allotted and reserved for issue upon the exercise of Pre-funded Warrants, and such Pre-funded Warrant Shares will, when issued upon the due exercise of the Pre-funded Warrants in accordance with the terms set out in the definitive warrant certificate representing the Pre-funded Warrants, including receipt by the Company of the Pre-funded Warrant Exercise Price for each Pre-funded Warrant Share, be validly issued as fully paid and non-assessable Common Shares.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties. This opinion may not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published nor circulated without our express written consent.

Yours truly,

/s/ Gowling WLG (Canada) LLP